Exhibit 3.3

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED CHARTER
OF
RELIANT BANCORP, INC.

Pursuant to and in accordance with applicable provisions of the Tennessee Business Corporation Act, Tennessee Code Annotated § 48-11-101 et seq., the undersigned corporation adopts the following articles of amendment to its amended and restated charter, as previously amended:

1.    The name of the corporation is Reliant Bancorp, Inc.

2.    The amended and restated charter of the corporation, as previously amended, is hereby amended by deleting current Section 7 thereof in its entirety and replacing it with the following:

Section 7. Terms of Directors; Voting for Directors.

(a)    The classification of the Board of Directors of the Company into three classes shall be phased out beginning at the 2018 annual meeting of Company shareholders in accordance with the terms of this Section 7(a). Prior to the 2018 annual meeting of Company shareholders, the terms of the directors of the Company shall be staggered by dividing the total number of directors into three classes, designated as Class I, Class II, and Class III, with the number of directors in each class to be as equal in number as possible. Each director elected prior to the 2018 annual meeting of Company shareholders shall serve for the full term for which such director was elected and until the election and qualification of his or her successor, subject, however, to his or her earlier death, retirement, resignation, or removal from office. At the 2018 annual meeting of Company shareholders, (i) Class I directors (including any Class I directors elected by the Board of Directors since the 2017 annual meeting of Company shareholders to fill a vacancy who are up for election at the 2018 annual meeting of Company shareholders) shall be elected for a term expiring at the next annual meeting of shareholders of the Company, (ii) any Class II directors elected by the Board of Directors since the 2017 annual meeting of Company shareholders to fill a vacancy who are up for election at the 2018 annual meeting of Company shareholders shall be elected for a term expiring at the 2019 annual meeting of Company shareholders, and (iii) any Class III directors elected by the Board of Directors since the 2017 annual meeting of Company shareholders to fill a vacancy who are up for election at the 2018 annual meeting of Company shareholders shall be elected for a term expiring at the 2020 annual meeting of Company shareholders, provided in each case that the term of each such director shall continue until the election and qualification of his or her successor and shall be subject to such director’s earlier death, retirement, resignation, or removal from office. At each annual meeting of Company shareholders following the 2018 annual meeting, directors shall be elected for terms expiring at the next annual meeting of shareholders of the Company, provided that the term of each such director shall continue until the election and qualification of his or her successor and shall be subject to the director’s earlier death, retirement, resignation, or removal from office. Commencing with the 2020 annual meeting of Company shareholders, the classification of the Company’s Board of Directors into three classes will be fully phased out and all directors shall be elected at each annual meeting of Company shareholders for terms expiring at the annual meeting of Company shareholders next following their election.

(b)    Prior to the 2019 annual meeting of Company shareholders, directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. Commencing at the 2019 annual meeting of Company shareholders, and thereafter, a nominee for director shall be elected to the Board of Directors only if a majority of the votes cast with respect to the nominee are in favor of the nominee’s election, except that, if the number of nominees for director exceeds the number of directors to be elected, directors shall instead be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

3.    The foregoing amendment(s) to the amended and restated charter of the corporation, as previously amended, were duly adopted by the board of directors of the corporation on March 27, 2018, and by the shareholders of the corporation on May 17, 2018.

4.    These articles of amendment shall be effective on the date and at the time filed by the Tennessee Secretary of State.

Dated this 8th day of June, 2018.

RELIANT BANCORP, INC.

By:    /s/ DeVan D. Ard, Jr.
DeVan D. Ard, Jr.
President and Chief Executive Officer